Free Writing Prospectus to Preliminary Pricing Supplement No. 14,843

Registration Statement Nos. 333-275587; 333-275587-01

Dated March 11, 2026; Filed pursuant to Rule 433

Morgan Stanley

1.5-Year TSLA Trigger Jump Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	October 5, 2027
Underlying stock:	Tesla, Inc. common stock (“TSLA”)
Payment at maturity:

●If the final share price is greater than or equal to the initial share price:

$1,000 + the upside payment

●If the final share price is less than the initial share price but greater than or equal to the downside threshold level, meaning the value of the underlying stock has declined by no more than 35% from its initial share price:

$1,000

●If the final share price is less than the downside threshold level, meaning the value of the underlying stock has declined by more than 35% from its initial share price:

$1,000 × share performance factor

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $1,000, and will represent a loss of more than 35%, and possibly all, of your investment.

Upside payment:	$457 per security (45.70% of the stated principal amount)
Downside threshold level:	65% of the initial share price
Share performance factor:	final share price / initial share price
Initial share price:	The closing price of the underlying stock on the pricing date
Final share price:	The closing price of the underlying stock on the valuation date times the adjustment factor on such date
Valuation date:	September 30, 2027, subject to postponement for non-trading days and certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	March 31, 2026
Original issue date:	April 6, 2026 (4 business days after the pricing date)
CUSIP/ISIN:	61781EPN0 / US61781EPN03
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988226014718/ms14843_424b2-09360.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity1

Change in Underlying Stock	Return on the Securities
+80.00%	45.70%
+70.00%	45.70%
+60.00%	45.70%
+50.00%	45.70%
+45.70%	45.70%
+40.00%	45.70%
+30.00%	45.70%
+20.00%	45.70%
+10.00%	45.70%
0.00%	45.70%
-5.00%	0.00%
-10.00%	0.00%
-20.00%	0.00%
-30.00%	0.00%
-35.00%	0.00%
-36.00%	-36.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Stock

For more information about the underlying stock, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee any return of principal.

●The appreciation potential is fixed and limited.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the securities is not linked to the value of the underlying stock at any time other than the valuation date.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is $965.30 per security, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●Investing in the securities is not equivalent to investing in the common stock of Tesla, Inc.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Stock

●No affiliation with Tesla, Inc.

●We may engage in business with or involving Tesla, Inc. without regard to your interests.

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

●The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.